                                                                                                              Exhibit 99.1

HASBRO, INC. ELECTS RICHARD STODDART TO BOARD OF DIRECTORS

PAWTUCKET, R.I. – March 27, 2014 – Hasbro, Inc. (NASDAQ: HAS), a premier global branded play company, announced today that Richard Stoddart, Chief Executive Officer, North America at Leo Burnett Worldwide, has been elected to the Company's Board of Directors effective March 27, 2014.

"Richard Stoddart is highly accomplished within the advertising industry. He brings a wealth of experience in marketing communications and consumer engagement that will make him a valuable member of our Board," said Hasbro Chairman Alfred J. Verrecchia. "As a recognized leader in the advertising community, we look forward to Rich's guidance and insight as we continue to deliver meaningful and lasting connections between our unparalleled portfolio of multi-platform brands and our consumers around the world."

As Chief Executive Officer, Leo Burnett North America, Stoddart is responsible for driving growth and innovation across the firm and its sister agency Arc. He is also responsible for all North American business at Leo Burnett Worldwide.

Prior to taking on this role in 2013, Mr. Stoddart served as President of Leo Burnett North America in Chicago for eight years, helping return the flagship agency to growth, strengthen its leadership team and deliver unparalleled ROI for clients such as General Motors, Proctor & Gamble, Allstate, Kellogg and McDonald's. Moreover in his tenure, Leo Burnett has won more EFFIE Awards for effective advertising than any other US agency.

In 2013, he was honored as the American Advertising Federation Multicultural Career Achiever Award recipient. In June, he will begin a two-year term as Chairman of the American Advertising Federation.

Mr. Stoddart completed his Bachelors in Arts in American Government at Dartmouth College in 1985.

About Hasbro, Inc.
Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 180 territories around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com
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© 2014 Hasbro, Inc. All Rights Reserved.

Hasbro, Inc.
Julie Duffy, 401-727-5931
News Media
or
Debbie Hancock, 401-727-5401
 Investor Relations
Source: Hasbro

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